Exhibit 99.1

AMRI Realigns Discovery Services to Support Customer Demand

Tighter Integration of Biology Strengthens Integrated Drug Discovery Platform

Albany, NY (November 30, 2012) – AMRI (NASDAQ: AMRI) announced today that as a next step in its SMARTSOURCING™ strategy it has taken further actions to expand and better integrate its in vitro biology services with its total drug discovery service platform.

As a result of shifting market preferences related to integrated drug discovery activities, AMRI will further optimize its location footprint by closing its Bothell, WA site. The site’s biology capabilities will transition to AMRI’s fully integrated discovery location in Singapore and certain analytical capabilities will consolidate into AMRI’s analytical quality group in Albany, N.Y. The Bothell, WA location employs 24 people.

AMRI estimates that it will incur certain one-time cash and non-cash charges related to the reduction in force and other transition activities of approximately $11 million, of which approximately $5 million in non-cash charges will be incurred in the fourth quarter. AMRI expects the actions announced today will generate annual savings of approximately $2 million. Further details will be available in a Form 8-K filing.

“By further aligning and integrating our global biology services, AMRI continues to address and anticipate changes in the marketplace, strengthening our position as a premier provider of integrated drug discovery services,” said Thomas E. D’Ambra, Ph.D., AMRI’s Chairman, President and Chief Executive Officer. “Already our SMARTSOURCING™ initiatives are proving effective as evidenced by expanded contract services opportunities; this next move provides us the potential to better pursue these opportunities as we enter 2013. We will continue to focus on improving our cost structure and capabilities in order to build stronger and long-term relationships with existing and new customers. AMRI has been known as a top chemistry service company for many years, and this will help the marketplace to also integrate our top-level biology offerings.”

The realignment will be phased in over several months, with the cessation of the Bothell operation expected by the end of the first quarter of 2013.

About AMRI

Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization offering customers fully integrated drug discovery, development, and manufacturing services. For over 21 years, AMRI has demonstrated its adaptability as the pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. This experience, a track record of success, and locations in the United States, Europe and Asia now provides our customers with SMARTSOURCING™, a full range of value-added opportunities providing customers informed decision-making, enhanced efficiency and more successful outcomes at all stages of the pipeline. AMRI has also successfully partnered R&D programs and is actively seeking to out-license its remaining programs for further development. For press releases and additional information about the company, please visit www.amriglobal.com.

Contacts:

Investors: Michael Nolan, AMRI Chief Financial Officer, 518-512-2261

Media: Gina Monari, AMRI Communications, 518-512-2512